Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Quality Preferred Income Fund 3
333-100761
811-21242

An annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007 and subsequently adjourned to October 22, 2007, at this meeting shareholders were asked to vote on a new Investment Management Agreement and a new sub-advisory agreement, and to ratify the selection of Ernst and Young LLP as the funds independent registered public accounting firm.

Voting results for the new investment management agreement and the new sub-advisory agreement are as follows:

To approve a new
investment
management
agreement

 Common and
Preferred shares
 voting together as a
class

   For

                     12,010,979

   Against

                          572,961

   Abstain

                          517,554

   Broker Non-Votes

                       4,192,919

      Total

                     17,294,413



To approve a new sub-
advisory agreement
between Nuveen Asset
 Management and
Spectrum Asset
Management, Inc.


   For

                     11,973,422

   Against

                          572,140

   Abstain

                          555,932

   Broker Non-Votes

                       4,192,919

      Total

                     17,294,413




Proxy materials are herein incorporated by reference to the SEC filing on August 27, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07- 013079.